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                                                                    EXHIBIT 99.2

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                         SERVICING CONTRACTOR AGREEMENT


                                 by and between


                     GMAC COMMERCIAL HOLDING CAPITAL CORP.,
                                  as Contractor


                                       and


                      GMAC EDUCATION LOAN FUNDING TRUST-I,
                                    as Owner



                            Dated as of March 1, 2003


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                                TABLE OF CONTENTS

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                                                   ARTICLE I

                                                  DEFINITIONS

Section 1.01.    Defined Terms..............................................................................1

                                                  ARTICLE II

                                                    DUTIES

Section 2.01.    Duties of Contractor.......................................................................2
Section 2.02.    General Standards for Servicing Financed Student Loans.....................................2
Section 2.03.    Power of Attorney..........................................................................4
Section 2.04.    Collection of Financed Student Loan Payments...............................................4
Section 2.05.    Realization Upon Student Loans.............................................................5
Section 2.06.    No Impairment..............................................................................5
Section 2.07.    Servicer's Report..........................................................................5
Section 2.08.    Annual Statement as to Compliance; Notice of Default.......................................6
Section 2.09.    Access to Certain Documentation and Information Regarding Financed Student Loans...........7
Section 2.10.    Appointment of Subcontractors..............................................................7
Section 2.11.    Deposits into Accounts.....................................................................7

                                                  ARTICLE III

                                                THE CONTRACTOR

Section 3.01.    Representations of Contractor..............................................................8
Section 3.02.    Limit on Liability of Contractor...........................................................9
Section 3.03.    Contractor Fee and Reimbursement..........................................................11
Section 3.04.    Indemnification...........................................................................11
Section 3.05.    Merger or Consolidation, or Assumption of the Obligations, Contractor.....................12
Section 3.06.    GMAC Commercial Holding Capital Corp. Not to Resign as Contractor.........................12

                                                  ARTICLE IV

                                                    DEFAULT

Section 4.01.    Contractor Default........................................................................12
Section 4.02.    Appointment of Successor Contractor.......................................................13
Section 4.03.    Waiver of Past Defaults...................................................................14
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                                                   ARTICLE V

                                                 MISCELLANEOUS

Section 5.01.    Amendment; Waiver.........................................................................14
Section 5.02.    Assignment................................................................................14
Section 5.03.    Third-Party Beneficiaries.................................................................15
Section 5.04.    Mutual Release............................................................................15
Section 5.05.    Notices...................................................................................15
Section 5.06.    Severability..............................................................................16
Section 5.07.    Separate Counterparts.....................................................................16
Section 5.08.    Headings..................................................................................16
Section 5.09.    Governing Law.............................................................................16
Section 5.10.    Non-Petition Covenants....................................................................16
Section 5.11.    No Limitation of Liability Under Education Act and Regulations............................17
Section 5.12.    Limitation of Liability of Delaware Trustee...............................................17
Section 5.13.    Independent Contractor....................................................................17
Section 5.14.    Approval of Servicing Agreement Modifies Contractor Duties................................17

EXHIBIT A        Form of Consent by Trust to Servicing Agreement..........................................A-1
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                         SERVICING CONTRACTOR AGREEMENT

     This Servicing Contractor Agreement (the "Agreement") entered into and effective as of the 1st day of March 2003, by and between GMAC Commercial Holding Capital Corp., a Colorado corporation, as Servicing Contractor (in its capacity as such, the "Contractor"), and GMAC Education Loan Funding Trust-I, a Delaware statutory trust, as Owner of the Financed Student Loans (the "Trust").

     WHEREAS, Great Lakes Educational Loan Services, Inc. ("Great Lakes"), ACS Education Services, Inc. ("ACS") and other servicers as approved by the Trust in writing from time to time (collectively, the "Servicers") are in the business of servicing education loans ("Education Loans") which are made and guaranteed in accordance with the provisions of the Higher Education Act of 1965, as amended (the "Education Act") (references hereinafter to the "Education Act" include rules and regulations promulgated thereunder as in effect from time to time); and

     WHEREAS, the Servicers have developed and/or have available to them the systems and services to enable them to process and service Education Loans in accordance with the Education Act and the rules and regulations promulgated by the guarantee agencies (collectively, the "Guarantor"); and

     WHEREAS, the Trust, by and through its respective eligible lender trustees, acquires and holds Education Loans from time to time (the "Financed Student Loans"); and

     WHEREAS, the Trust intends to engage the Contractor to perform certain duties on behalf of the Trust with respect to each Servicer servicing Financed Student Loans under various servicing agreements that will be entered into between the Contractor and each Servicer (collectively, the "Servicing Agreement").

     WHEREAS, the Contractor intends to accept such duties.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     SECTION 1.01. DEFINED TERMS. Capitalized terms which are not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Indenture of Trust (the "Indenture"), dated as of March 1, 2003, between Zions First National Bank as indenture trustee and eligible lender trustee (the "Indenture Trustee" and the "Eligible Lender Trustee," as applicable) and the Trust. Subject to Section 5.14 hereof, the phrase "the Contractor shall require" as used in this Agreement in connection with a Servicer's obligation with respect to the Financed Student Loans, the Trust, the Indenture Trustee, or the Noteholders means that the Contractor shall include in the applicable Servicing Agreement a provision requiring the Servicer to perform the

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specified obligation and use reasonable efforts to cause the Servicer to perform such obligation through available legal remedies.

                                   ARTICLE II

                                     DUTIES

     SECTION 2.01. DUTIES OF CONTRACTOR. Subject to the terms and conditions of this Agreement, and for the benefit of the Trust, the Eligible Lender Trustee, the Noteholders and the Indenture Trustee, the Trust hereby engages and expressly authorizes the Contractor, and the Contractor agrees, to perform the duties set forth in this Agreement, including, without limitation, to negotiate, execute, and perform the Servicing Agreements with Servicers on behalf of the Trust, to require the Servicers to service the Financed Student Loans in accordance with this Agreement, the Indenture and the applicable Servicing Agreements and take all action necessary or appropriate in connection therewith.

     SECTION 2.02. GENERAL STANDARDS FOR SERVICING FINANCED STUDENT LOANS. Subject to Section 5.14 hereof:

             (a) In connection with the performance of its duties as set forth in Section 2.01 hereof, the Contractor shall require each Servicer, for the benefit of the Contractor, the Trust, the Eligible Lender Trustee, the Noteholders and the Indenture Trustee to manage, service, administer and make collections on the Financed Student Loans with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to all comparable Education Loans that it services. The Contractor shall also cause, without limiting the generality of the foregoing or of any other provision set forth in the related Servicing Agreement and notwithstanding any other provision to the contrary set forth therein, the Servicer to manage, service, administer and make collections with respect to the Financed Student Loans (other than collection of any Interest Subsidy Payments and Special Allowance Payments, which are collected by the Eligible Lender Trustee for the Financed Student Loans) in accordance with, and otherwise comply with, all applicable federal and state laws, including any applicable standards, guidelines and requirements of the Education Act and the applicable Guarantee Agreements, the failure to comply with which would adversely affect the eligibility of one or more of the Financed Student Loans for federal reinsurance or Interest Subsidy Payments, Special Allowance Payments or Guarantee Payments or would have a material adverse effect on the Trust.

             (b) Without limiting the generality of the foregoing, the Contractor shall require each Servicer, with respect to Financed Student Loans serviced by the Servicer, to:

                    (i)     collect and post all collected payments;

                    (ii) provide accounting for all transactions related to individual Financed Student Loans, including, without limitation, accounting for all

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             payments of principal and interest upon such Financed Student Loans from the conversion date to the Servicer's system;

                    (iii) furnish statements with respect to the Financed Student Loans to the Trust, the Contractor and other appropriate Persons at appropriate times;

                    (iv) service the Financed Student Loans in such a manner as to maintain the Guarantee thereon in full force at all times;

                    (v)     provide data as required by applicable Guarantors;

                    (vi) respond to inquiries of Borrowers on such Financed Student Loans;

                    (vii)   monitor each Borrower's status;

                    (viii) prepare and mail directly to the Borrower all required statements, notices, tax information, disclosures and demands and otherwise make required disclosures to Borrowers;

                    (ix)    investigate delinquencies;

                    (x)     process all deferments and forbearances;

                    (xi) send payment coupons to Borrowers and otherwise establish repayment terms;

                    (xii) when necessary and allowable by the Education Act, take all steps necessary to file a claim for loss or reimbursement with the applicable Guarantor;

                    (xiii) retain records of contacts, follow-ups, collection efforts and correspondence regarding each Financed Student Loan;

                    (xiv) provide such other services as the Servicer customarily provides and deems appropriate; and

                    (xv) follow its customary standards, policies and procedures in performing its duties as Servicer subject to Section
             2.04 hereof.

             (c) The Contractor may authorize the Servicers to execute and deliver, on behalf of the Contractor, the Trust, the Eligible Lender Trustee and the Indenture Trustee, or any of them, instruments of satisfaction or cancellation, or partial or full release or discharge, and all other comparable instruments, with respect to such Financed Student Loans; provided, however, that the Servicer will not (i) permit any rescission or cancellation of a Financed Student Loan except as ordered by a court of competent jurisdiction or governmental authority or as otherwise consented to in writing by the Trust; or (ii) reschedule, revise, defer or otherwise compromise with respect to payments

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     due on any Financed Student Loan except pursuant to all applicable standards, guidelines and requirements with respect to the servicing of the Financed Student Loans; and provided, further, that the Servicer will not agree to any decrease of the interest rate on, or the principal amount payable with respect to, any Financed Student Loan without the prior written consent of the Trust.

             (d) The Contractor shall require each Servicer to promptly and routinely furnish the Administrator, the Eligible Lender Trustee and the Indenture Trustee with copies of all material reports, records, and other documents and data as required by the Servicing Agreement or as may otherwise be required by the Education Act. The Contractor shall require each Servicer in performing its duties under the related Servicing Agreement to be guided by and comply with the Education Act and applicable requirements of the related Guarantor. The Contractor shall require each Servicer to produce a clear and precise audit trail for each Financed Student Loan and to comply with such other reporting, servicing, and operating standards as are contained in the related Servicing Agreement.

     SECTION 2.03. POWER OF ATTORNEY. The Trust hereby grants a revocable power of attorney and all authorization to the Contractor that is necessary or appropriate to the performance of its duties under this Agreement, including, without limitation, all authorization to grant a revocable power of attorney to each Servicer that is necessary or appropriate for the performance by each Servicer of its duties under the related Servicing Agreement. The Contractor is hereby authorized to grant and assign such power of attorney on behalf of the Trust to each Servicer for the purpose of maintaining any and all collection procedures with respect to the Financed Student Loans, including filing, pursuing and recovering claims against the Guarantors for Guarantee Payments and taking any steps to enforce such Financed Student Loans such as commencing a legal proceeding to enforce a Financed Student Loan in the name of the Trust, the Eligible Lender Trustee, the Indenture Trustee or the Noteholders. The Trust shall upon the written request of the Contractor or a Servicer furnish, or cause the Indenture Trustee to furnish, the Servicer with any other powers of attorney and other documents reasonably necessary or appropriate to enable the Contractor or the Servicer to carry out their respective duties under this Agreement or under the related Servicing Agreement, as applicable.

     SECTION 2.04. COLLECTION OF FINANCED STUDENT LOAN PAYMENTS. Subject to
Section 5.14 hereof:

             (a) With respect to the Financed Student Loans serviced by a Servicer, the Contractor shall require each Servicer to (i) make reasonable efforts (including all efforts that may be specified under the Education Act or any Guarantee Agreement) to collect all payments called for under the terms and provisions of the Financed Student Loans as and when the same shall become due and to follow such collection procedures as it follows with respect to all comparable Education Loans that it services; and (ii) allocate collections with respect to the Financed Student Loans between principal and interest in accordance with the terms of each such Financed Student Loan. Subject to the Indenture, the Contractor may authorize any Servicer in its discretion to waive any late payment

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     charge or any other fees that may be collected in the ordinary course of servicing a Financed Student Loan.

             (b) With respect to the Financed Student Loans serviced by a Servicer, the Contractor shall require the Servicer to make reasonable efforts to claim, pursue and collect all Guarantee Payments from the Guarantors pursuant to the Guarantee Agreements as and when the same shall become due and payable, to comply with the Education Act and all other applicable laws and agreements with respect to claiming, pursuing and collecting such payments and shall follow such practices and procedures as it follows with respect to all comparable guarantee agreements and Education Loans that it services. In connection therewith, the Contractor shall authorize each Servicer on behalf of the Trust to convey to the related Guarantor the promissory note and the related Financed Student Loan file representing any Financed Student Loan in connection with submitting a claim to the applicable Guarantor for a Guarantee Payment in accordance with the terms of the applicable Guarantee Agreement.

     SECTION 2.05. REALIZATION UPON STUDENT LOANS. Subject to Section 5.14 hereof, for the benefit of the Trust, the Indenture Trustee, the Eligible Lender Trustee and the Noteholders, the Contractor shall require the Servicer to use reasonable efforts consistent with its customary servicing practices and procedures and including all efforts that may be specified under the Education Act or the applicable Guarantee Agreement in its servicing of any delinquent Financed Student Loans.

     SECTION 2.06. NO IMPAIRMENT. Subject to Section 5.14 hereof, in performing its duties under this Agreement, the Contractor shall take into account the interests of the Trust, the Eligible Lender Trustee, the Indenture Trustee and the Noteholders in the Financed Student Loans.

     SECTION 2.07. SERVICER'S REPORT. Subject to Section 5.14 hereof:

             (a) The Contractor shall require each Servicer to promptly furnish to the Contractor (which information the Servicer shall forward to the Administrator and the Trust) from time to time upon request, such information, reports, and financial statements within its control related to the Servicer or the servicing of the Financed Student Loans as the Contractor or the Trust reasonably deems appropriate to be prepared and file all necessary reports or certifications with the Securities and Exchange Commission or as required by the Sarbanes-Oxley Act of 2002 or the Indenture.

             (b) Without limiting the generality of the foregoing, the Contractor shall require each Servicer to provide certified reports to the Contractor with respect to the Financed Student Loans serviced by the Servicer of all monetary transactions as well as periodic summary and account information or as otherwise required by the Contractor including, without limitation, such items as:

                    (i)     daily monetary transaction summary;

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                    (ii)    daily lender advice report;

                    (iii)   daily transaction journal;

                    (iv)    daily transaction detail;

                    (v)     total interest report;

                    (vi)    total principal report;

                    (vii)   delinquency detail;

                    (viii)  claims delinquency detail;

                    (ix) Computation of interest and Special Allowance Payments (currently reported on ED Form 799). The Contractor also shall require the Servicer to report all pertinent information to the Secretary on ED Form 799 (or such successor report as may be applicable);

                    (x) ED Form 799 Supporting Reports: Total Principal Report; Part II Origination/Lender Fees; Part III, IV Interest Benefits and Special Allowance Report; Part III, IV Prior Quarter Subsidized Interest and Special Allowance; Part V Changes in Loan Principal; Part VI Loan Portfolio Analysis; and

                    (xi) a quarterly report of billings to the Secretary for interest and special allowances.

     SECTION 2.08. ANNUAL STATEMENT AS TO COMPLIANCE; NOTICE OF DEFAULT. Subject to Section 5.14 hereof, without limiting the generality of Section 2.08 hereof, the Contractor shall require the Servicer to deliver to the Contractor (which information the Contractor shall forward to the Administrator, the Rating Agencies, the Eligible Lender Trustee and the Indenture Trustee):

             (a) on or before March 15 of each year beginning March 15, 2004, a certificate of the Servicer, dated as of December 31 of the preceding year, stating that (i) a review of the activities of the Servicer during the preceding calendar year (or, in the case of the first such certificate, during the period from the Closing Date to December 31, 2003) and of its performance under the applicable Servicing has been made under the supervision of the officer signing such certificate; and (ii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all its obligations under the applicable Servicing Agreement throughout such year (or in the case of the first such Officers' Certificate, such shorter period) or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

             (b) without limiting the generality of Section 2.08(a) above, the Contractor shall require each Servicer to cause a firm of independent certified public accountants to

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     deliver to the Contractor (which information the Contractor shall forward to the Trust, the Rating Agencies, the Eligible Lender Trustee and the Indenture Trustee) within 120 days of the end of the Servicer's regular fiscal-year or calendar-year audit period, an audit report that encompasses the Servicer's portion of the annual Lender Audit (as defined in the Education Act), or any successor thereto, as required of a lender under the Education Act, for the preceding year (or, in the case of the first such report, the period from the Closing Date to the end of the Servicer's first regular fiscal-year or calendar-year audit after the Closing Date). Such report shall indicate that the firm is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

     SECTION 2.09. ACCESS TO CERTAIN DOCUMENTATION AND INFORMATION REGARDING FINANCED STUDENT LOANS. Subject to Section 5.14 hereof, the Contractor shall require the Servicer to provide the Trust, the Indenture Trustee, the Eligible Lender Trustee and the Contractor access to the related Financed Student Loan files during the normal business hours at the offices of the Servicer and upon reasonable advance notice and at the expense of the Person requesting such access. Nothing in this Section 2.09 shall be construed to require the Contractor to affect the obligation of the Servicer to observe any applicable law prohibiting disclosure of information regarding the Borrowers and the failure of the Contractor to cause the Servicer to provide access to information as a result of such obligation shall not constitute a breach of this Agreement.

     SECTION 2.10. APPOINTMENT OF SUBCONTRACTORS. The Contractor may at any time appoint one or more subcontractors to perform all or any portion of its obligations as Contractor under this Agreement and provided, further, that the Contractor shall remain obligated and be liable to the Trust, the Eligible Lender Trustee, the Indenture Trustee and the Noteholders for the performance of its duties in accordance with the provisions of this Agreement without diminution of such obligation and liability by virtue of the appointment of such subcontractors and to the same extent and under the same terms and conditions as if the Contractor alone were performing such duties. The fees and expenses of the subcontractors shall be as agreed between the Contractor and its respective subcontractors from time to time and none of the Trust, the Eligible Lender Trustee, the Indenture Trustee or the Noteholders shall have any responsibility therefor.

     SECTION 2.11. DEPOSITS INTO ACCOUNTS. Subject to Section 5.14 hereof:

             (a) The Contractor shall require each Servicer to post to each related Borrower's account all payments of principal, interest and other charges with respect to the Borrower's Financed Student Loan. The Contractor shall require each Servicer to remit to the Contractor or to deposit directly into the Revenue Fund as and when required by the Indenture all amounts received by the Servicer with respect to the Financed Student loan, including, without limitation, amounts constituting:

                    (i) all identifiable payments, including, without limitation, any Guarantee Payments with respect to the Financed Student Loans;

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                    (ii)    all liquidation proceeds on the Financed Student
             Loans;

                    (iii) with respect to Financed Student Loans repurchased from the Trust, all aggregate purchase amounts; and

                    (iv) all other amounts required to be deposited by the Servicer pursuant to the terms of the related Servicing Agreement or the Indenture.

                                   ARTICLE III

                                 THE CONTRACTOR

     SECTION 3.01. REPRESENTATIONS OF CONTRACTOR. The Contractor makes the following representations on which the Trust is deemed to have relied in acquiring (through the Eligible Lender Trustee) the Financed Student Loans and appointing the Contractor to perform its duties under this Agreement. The representations are made as of the execution and delivery of this Agreement and as of the Closing Date, and, with respect to each Qualified Substitute Student Loan (as defined in the related Loan Sale Agreement), as of the relevant substitution date, and shall survive the sale, transfer and assignment of the Financed Student Loans to the Eligible Lender Trustee on behalf of the Trust and the pledge thereof to the Indenture Trustee pursuant to the Indenture.

             (a) ORGANIZATION AND GOOD STANDING. The Contractor is a corporation duly organized and validly existing in good standing under the laws of the State of Colorado. It has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

             (b) POWER AND AUTHORITY OF CONTRACTOR. The Contractor has taken all action necessary to authorize the execution and delivery by it of this Agreement, and this Agreement will be executed and delivered by one of its officers who is duly authorized to execute and deliver this Agreement on its behalf.

             (c) BINDING OBLIGATION. This Agreement constitutes a legal, valid and binding obligation of the Contractor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws relating to creditors' rights generally and subject to general principles of equity.

             (d) NO VIOLATION. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof or thereof do not conflict with, result in any material breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, the charter or by-laws of the Contractor, or any indenture, agreement or other instrument to which the Contractor is a party or by which it shall be bound; or result in the creation or imposition of any lien upon any of its material properties pursuant to the terms of any such indenture, agreement or other instrument; or violate any law or, to the knowledge of the Contractor, any order, rule or regulation applicable to the Contractor of any court or of any federal or state

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     regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Contractor or its properties.

             (e) NO PROCEEDINGS. There are no proceedings or investigations pending against the Contractor or, to its best knowledge, threatened against the Contractor, before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Contractor or its properties: (i) asserting the invalidity of this Agreement or any of the other Basic Documents to which the Contractor is a party; (ii) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Agreement, or any of the other Basic Documents; (iii) seeking any determination or ruling that could reasonably be expected to have a material and adverse effect on the performance by the Contractor of its obligations under, or the validity or enforceability of, this Agreement, any of the other Basic Documents or the Notes; or (iv) seeking to affect adversely the federal or state income tax attributes of the Trust or the Notes.

             (f) ALL CONSENTS. To the Contractor's knowledge, all authorizations, consents, licenses, orders or approvals of or registrations or declarations with any court, regulatory body, administrative agency or other government instrumentality required to be obtained, effected or given by the Contractor in connection with the execution and delivery by the Contractor of this Agreement and the performance by the Contractor of its duties under by this Agreement have in each case been duly obtained, effected or given and are in full force and effect.

     SECTION 3.02. LIMIT ON LIABILITY OF CONTRACTOR.

             (a) Notwithstanding anything to the contrary in this Agreement, the Contractor shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Contractor under this Agreement. Notwithstanding the foregoing, if the Contractor is unable, in whole or in part, to satisfy its obligations under this Agreement due in whole or in part to a force, event or circumstance outside the control of the Contractor (including, without limitation, acts of God, acts of war, fires, earthquakes and other disasters, or the revocation or withholding of, or failure of the Trust, the Eligible Lender Trustee or the Indenture Trustee to grant, the necessary authority or powers to so satisfy its obligations), the Contractor shall not be deemed to have breached any such obligation, for so long as the Contractor remains unable to perform such obligation due to such cause.

             (b) The liability of the Contractor under this Section 3.02 shall survive the resignation or removal of the Eligible Lender Trustee or the Indenture Trustee or the termination of this Agreement. If the Contractor shall have made any payments pursuant to this Section and the Person to or on behalf of whom such payments are made thereafter collects any amounts attributable to the cause for such payments from others, such Person shall promptly repay such amounts to the Contractor, without interest.

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             (c)    Neither the Contractor nor any of the directors, officers, employees or agents of the Contractor shall be under any liability to the Trust, the Eligible Lender Trustee, the Indenture Trustee, or the Noteholders, except as expressly provided in this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Contractor or any such Person against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement. The Contractor and any director, officer, employee or agent of the Contractor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement.

             (d) Except as provided in this Agreement, the Contractor shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be incidental to its duties under this Agreement and that in its opinion may involve it in any expense or liability; provided, however, that the Contractor may undertake any reasonable action that it may deem necessary or desirable in respect of this Agreement and the other Basic Documents and the rights and duties of the parties to this Agreement and the other Basic Documents and the interests of the Trust and the Noteholders.

             (e) Notwithstanding anything to the contrary in this Agreement, the Contractor assumes no responsibility or liability for failure of the Trust or the Indenture Trustee to exercise reasonable care or due diligence and the results thereof, in acquiring or servicing a Financed Student Loan prior to placing of the Financed Student Loan on the system of a Servicer under a Servicing Agreement and prior to the date the Trust or the Indenture Trusts holds an interest in the Financed Student Loan. The Contractor also assumes no liability for the failure of any Borrower to repay a Financed Student Loan, nor the failure of the United States government to pay any principal, interest, subsidy or special allowance, nor for the failure of Guarantor to make payment of any principal and/or interest on any of the Financed Student Loan. The Contractor shall not be responsible for consequences of unreasonable acts of any Guarantor.

             (f) It is hereby acknowledged that the Contractor shall not be performing any of the servicing activities described in this Agreement, and that the Servicers shall be responsible for performance of all such servicing duties. Notwithstanding anything to the contrary in this Agreement, the Contractor shall have no liability of any nature whatsoever arising out of or in connection with this Agreement for any negligent or wrongful act or omission on the part of the Servicers; provided, however, that the Contractor hereby assigns, transfers and sets over unto the Trust or the Indenture Trustee for the benefit of the Noteholders, as applicable, all of the Contractor's rights and remedies against the applicable Servicers as they pertain to such negligent or wrongful act or omission.

             (g) The Contractor shall answer or use reasonable efforts to cause the applicable Servicers to answer all inquiries received by it pertaining to Financed Student

     Loans, school status or refunds. Such inquiries may be referred to the school which the Borrower attended or is attending, if necessary. Notwithstanding anything to the contrary in this Agreement, the Contractor shall not have any responsibility for any disputes between Borrowers and schools regarding tuition, registration, attendance, or quality of education/training.

             (h) For purposes of this Section, in the event of the termination of the rights and obligations of GMAC Commercial Holding Capital Corp. as Contractor pursuant to Section 4.01 hereof, or a resignation by such Contractor pursuant to this Agreement, such Contractor shall be deemed to be the Contractor pending appointment of a successor Contractor pursuant to Section 4.02 hereof.

     SECTION 3.03.  CONTRACTOR FEE AND REIMBURSEMENT.

             (a) Notwithstanding the application of Section 5.14 hereof to one or more Servicing Agreements, the Contractor shall be paid a Servicing Contractor Fee for each calendar month (the "Contractor Fee") equal to one-twelfth of [_____]% (or such larger percentage approved by the Rating Agencies, not to exceed [_____]%) of the aggregate principal amount of the Financed Student Loans outstanding as of the last day of the preceding calendar month. The Contractor Fee shall be paid to the Contractor from the Operating Fund as provided in Section 5.05 of the Indenture. The Contractor Fee described herein is the fee described in the Indenture as the "Servicing Fee".

             (b) The Trust shall promptly reimburse the Contractor for all fees and amounts due to a Servicer pursuant to the related Servicing Agreement and paid by the Contractor. Subject to the foregoing, the Contractor shall be required to pay all expenses incurred by it in connection with the performance of its obligations under this Agreement, including fees and disbursements of independent accountants, taxes imposed on the Contractor, including, without limitation, expenses incurred in connection with reports to the Trust or the Indenture Trustee, as the case may be.

     SECTION 3.04. INDEMNIFICATION. The Trust shall indemnify and hold the Contractor harmless from and against all claims, liabilities, losses, damages, costs and expenses (including reasonable attorney's fees) asserted against or incurred by the Contractor as a result of the Contractor complying with any instruction or directive by the Trust, the Eligible Lender Trustee or the Indenture Trustee. The Trust shall further indemnify and hold the Contractor harmless from and against all claims, liabilities, losses, damages, costs and expenses (including reasonable attorney's fees) asserted against or incurred by the Contractor as a result of actions not the fault of or not caused by a negligent act of the Contractor, or its agents or employees, including, without limitation, all claims, liabilities, losses, damages and costs caused by or the fault of the Trust, the Eligible Lender Trustee, the Indenture Trustee, a prior holder or owner, a prior servicer or any other party connected in any manner to the Financed Student Loans resulting in the claim, liability, loss, damage or cost. All obligations of the Trust shall be subject to the provisions, including the priority of payments, set forth in the Indenture.

     SECTION 3.05. MERGER OR CONSOLIDATION, OR ASSUMPTION OF THE OBLIGATIONS, CONTRACTOR. The Contractor hereby agrees that, upon (a) any merger or consolidation of the Contractor into another Person; (b) any merger or consolidation to which the Contractor shall be a party resulting in the creation of another Person; or (c) any Person succeeding to the properties and assets of the Contractor substantially as a whole, the Contractor shall cause such Person (if other than the Contractor) to execute an agreement of assumption to perform every obligation of the Contractor under this Agreement. Upon compliance with the foregoing requirement, such Person shall be the successor to the Contractor under this Agreement without further act on the part of any of the parties to this Agreement. Notwithstanding anything herein to the contrary, compliance with the foregoing shall not be a condition to the consummation of any of the transactions referred to in clause (a), (b) or (c) above.

     SECTION 3.06. GMAC COMMERCIAL HOLDING CAPITAL CORP. NOT TO RESIGN AS CONTRACTOR. Subject to the provisions of Section 3.05, GMAC Commercial Holding Capital Corp. shall not resign from the obligations and duties hereby imposed on it as Contractor under this Agreement except upon determination that the performance of its duties under this Agreement shall no longer be permissible under applicable law. Notice of any such determination permitting the resignation of GMAC Commercial Holding Capital Corp. shall be communicated to the Trust, the Administrator, the Eligible Lender Trustee, the Indenture Trustee and the Rating Agencies at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time). No such resignation shall become effective until the Trust or a successor Contractor shall have assumed the responsibilities and obligations of GMAC Commercial Holding Capital Corp. in accordance with Section 4.02.

                                   ARTICLE IV

                                     DEFAULT

     SECTION 4.01. CONTRACTOR DEFAULT. If any one of the following events (each, a "Contractor Default") shall occur and be continuing:

             (a) any failure by the Contractor duly to observe or to perform in any material respect any covenants or agreements of the Contractor set forth in this Agreement, which failure shall (i) materially and adversely affect the rights of the Trust, the Eligible Lender Trustee, the Indenture Trustee or Noteholders; and (ii) continue unremedied for a period of 30 days after the date of discovery of such failure by an officer of the Contractor or on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to the Contractor by the Trust, the Indenture Trustee, the Eligible Lender Trustee or (B) to the Contractor by Noteholders representing not less than 25% of the Highest Priority Obligations; or

             (b) the commencement by the Contractor of a voluntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official, the making by the Contractor of a general assignment for the benefit of creditors, the declaration by the Contractor of moratorium with respect to one's debts or failure to generally pay one's debts as they become due, or the commencement of an involuntary case or other proceeding against the Contractor seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, provided such action is not dismissed within 90 days;

then, and in each and every case, so long as the Contractor Default shall not have been remedied, either the Trust, the Indenture Trustee or the Noteholders evidencing not less than 75% of the Highest Priority Obligations by notice then given in writing to the Contractor (and to the Trust, Indenture Trustee and the Eligible Lender Trustee if given by the Noteholders) may terminate all the rights and obligations (other than the obligations set forth in Section 3.02) of the Contractor under this Agreement. On or after the receipt by the Contractor of such written notice, all authority and power of the Contractor under this Agreement, whether with respect to the Notes, the Financed Student Loans or otherwise, shall, without further action, pass to and be vested in the Trust or such successor Contractor as may be appointed under Section 4.02; and, without limitation, the Trust, the Indenture Trustee and the Eligible Lender Trustee are hereby authorized to execute and deliver, for the benefit of the predecessor Contractor, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement of the Financed Student Loans and related documents, or otherwise. The predecessor Contractor shall cooperate with the successor Contractor, the Trust, the Indenture Trustee and the Eligible Lender Trustee in effecting the termination of the responsibilities and rights of the predecessor Contractor under this Agreement, transfer to the successor Contractor, for administration by it of all cash amounts, if any, that shall at the time be held by the predecessor Contractor for deposit, or thereafter received by it with respect to a Financed Student Loan.

     SECTION 4.02.  APPOINTMENT OF SUCCESSOR CONTRACTOR.

             (a) Upon receipt by the Contractor of notice of termination pursuant to Section 4.01, or the resignation by the Contractor in accordance with the terms of this Agreement, the predecessor Contractor shall continue to perform its functions as Contractor under this Agreement, in the case of termination, only until the date specified in such termination notice or, if no such date is specified in a notice of termination, until receipt of such notice and, in the case of resignation, until the later of (i) the date 120 days from the delivery to the Trust, the Eligible Lender Trustee and the Indenture Trustee of written notice of such resignation (or written confirmation of such notice) in accordance with the terms of this Agreement; and (ii) the date upon which the predecessor Contractor shall become unable to act as Contractor as specified in the notice of resignation. In the event of the termination under this Agreement of the Contractor, the Trust shall appoint a successor Contractor reasonably acceptable to the Eligible Lender Trustee and the Indenture Trustee, and the successor Contractor shall accept its appointment by a written assumption in form acceptable to the Trust, the Eligible Lender Trustee and Indenture Trustee. In the event that a successor Contractor has not been appointed at the time when the predecessor Contractor has ceased to act as Contractor in accordance with this Section 4.02, the Trust without further action shall automatically be appointed the successor Contractor. Notwithstanding the above, the Trust shall, if it shall be unwilling or legally unable to so act, appoint or petition a court of competent jurisdiction to appoint, any established institution the regular business of which shall include the oversight of servicing for, or servicing of, student loans, as the successor to the Contractor under this Agreement; provided, however, that such right to appoint or to petition for the appointment of any such successor Contractor shall in no event relieve the Trust, the Eligible Lender Trustee or the Indenture Trustee from any obligations otherwise imposed on them under the Basic Documents until such successor has in fact assumed such appointment.

             (b) Upon appointment, the successor Contractor (including the Trust acting as successor Contractor) shall be the successor in all respects to the predecessor Contractor and shall be subject to all the responsibilities, duties and liabilities placed on the predecessor Contractor that arise thereafter or are related thereto and shall be entitled to an amount agreed to by such successor Contractor (which shall not exceed the Contractor Fee, unless a Rating Confirmation has been received for such other compensation arrangements) and all the rights granted to the predecessor Contractor by the terms and provisions of this Agreement.

             (c) Notwithstanding anything to the contrary herein or in the other Basic Documents, the Trust, to the extent it is acting as successor Contractor pursuant hereto, shall be entitled to resign to the extent a qualified successor Contractor has been appointed and has assumed all the obligations of the Contractor in accordance with the terms of this Agreement and the other Basic Documents.

     SECTION 4.03. WAIVER OF PAST DEFAULTS. Subject to Section 5.14, the Trust, with the consent of the Indenture Trustee or Noteholders evidencing not less than a majority of the Highest Priority Obligations, may waive in writing any default by the Contractor in the performance of its obligations under this Agreement, and any consequences thereof to the extent provided in such waiver. Upon any such waiver of a past default, such default shall cease to exist, and any Contractor Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto.

                                   ARTICLE V.

                                  MISCELLANEOUS

     SECTION 5.01. AMENDMENT; WAIVER. This Agreement may be amended by the parties hereto, with the prior written consent of the Indenture Trustee, the Eligible Lender Trustee and the Administrator which shall not be unreasonably withheld. The waiver or failure of a party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement.

     SECTION 5.02. ASSIGNMENT. Notwithstanding anything to the contrary contained herein, except as provided in the succeeding sentence, as provided in
Section 3.05 and as provided in the
provisions of this Agreement concerning the resignation of the Contractor, this Agreement shall not be assigned to any party hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that (a) this Agreement may be assigned by the Contractor to any affiliate of the Contractor without the consent of any party; and (b) the Trust or the Indenture Trustee may assign this Agreement subject to the terms of
Section 5.03 hereof, and (c) the Contractor may delegate the duties required to be performed under this Agreement as permitted in Section 2.12 hereof.

     SECTION 5.03.  THIRD-PARTY BENEFICIARIES.

             (a) The provisions of this Agreement are solely for the benefit of the Contractor and the Trust, and for the benefit of the Eligible Lender Trustee, the Administrator, the Indenture Trustee, and the Noteholders, as third-party beneficiaries. Nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Trust Estate or under or in respect of this Agreement or any covenants, conditions or provisions contained herein. The Eligible Lender Trustee, the Administrator, the Indenture Trustee and any Noteholders are express third-party beneficiaries and may enforce the provisions of this Agreement as if they were parties hereto; provided, however, that in the case of any Counterparties, such right to enforcement and the right to provide consents or waivers pursuant to the provisions hereof or to take the other actions as provided herein are conditioned upon its not being in default under any Derivative Product.

             (b) The foregoing clause (a) creates a permissive right on behalf of the Eligible Lender Trustee, the Administrator, the Indenture Trustee and the Noteholders, and none of any of them shall be under any duty or obligation under this Agreement, except to the extent provided in
     Section 5.03(c) hereof.

             (c) If there is an event of default under the Indenture, the Indenture Trustee forecloses on its security interest on the Financed Student Loans, and the Indenture Trustee seeks to become a party to this Agreement under this Section 5.03, then the Indenture Trustee shall assume all duties and obligations of the Trust under this Agreement.

     SECTION 5.04. MUTUAL RELEASE. Each of the parties to this Agreement releases the other parties from any and all claims, or causes of the other arising from any event or transaction occurring prior to the execution of this Agreement. This release is an independent covenant between the parties, and will survive any termination of this Agreement.

     SECTION 5.05. NOTICES. All notices, requests, demands or other instruments which may or are required to be given by a party to one or more of the other parties shall be in writing, and each shall be deemed to have been properly given when served personally on an officer of the party to whom such notice is given or upon expiration of a period of 48 hours from and after the postmark thereof when mailed, postage prepaid, by registered or certified mail, requesting return receipt, by overnight courier, or by telecopy, addressed as follows:

             If to Contractor:

             GMAC Commercial Holding Capital Corp.
             1801 California Street, Suite 3700
             Denver, Colorado  80202
             Attention:  Ronald W. Page
             Telephone:  (303) 293-8500
             Facsimile:  (303) 294-3280

             If to the Trust, to the Administrator at:

             GMAC Commercial Holding Capital Corp.
             1801 California Street, Suite 3700
             Denver, Colorado  80202
             Attention:  Ronald W. Page
             Telephone:  (303) 293-8500
             Facsimile:  (303) 294-3280

     Any party may change the address and name of the addressee to which subsequent notices are to be sent to it by notice to the others given as aforesaid, but any such notice of change, if sent by mail, shall not be effective until the fifth day after it is mailed.

     SECTION 5.06. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 5.07. SEPARATE COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     SECTION 5.08. HEADINGS. The headings of the various Articles, Sections and subsections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     SECTION 5.09. GOVERNING LAW. This Agreement is executed and delivered within the State of Colorado, and the parties hereto agree that it shall be construed, interpreted and applied in accordance with the laws of that State, and that the courts and authorities within the State of Colorado shall have sole jurisdiction and venue over all controversies which may arise with respect to the execution, interpretation and compliance with this Agreement.

     SECTION 5.10. NON-PETITION COVENANTS. Notwithstanding any prior termination of this Agreement, the Contractor shall not, prior to the date which is one year and one day after the termination of this Agreement with respect to the Trust, acquiesce, petition or otherwise invoke or cause the Trust to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Trust under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Trust.

     SECTION 5.11. NO LIMITATION OF LIABILITY UNDER EDUCATION ACT AND REGULATIONS. Notwithstanding any other provision in this Agreement or the other Basic Documents, nothing in this Agreement or the other Basic Documents shall be construed to limit the legal responsibility of the any Servicer, Trust, the Eligible Lender Trustee or the Indenture Trustee to the Secretary or a Guarantor for any violations of statutory or regulatory requirements that may occur with respect to Education Loans held by the Trust, the Eligible Lender Trustee or the Indenture Trustee pursuant to, or to otherwise comply with their obligations under, the Education Act or the Regulations.

     SECTION 5.12. LIMITATION OF LIABILITY OF DELAWARE TRUSTEE. Notwithstanding anything contained herein to the contrary, this Agreement has been executed by or on behalf of Wilmington Trust Company, not in its individual capacity, but solely in its capacity as Delaware Trustee of the Trust, and in no event shall Wilmington Trust Company in its individual capacity or any beneficial owner of the Trust have any liability for the covenants, agreements or other obligations of the Trust under this Agreement, as to all of which recourse shall be had solely to the assets of the Trust.

     SECTION 5.13. INDEPENDENT CONTRACTOR. The parties hereto intend that the relationship between the Contractor and the other parties hereto be that of an independent contractor and not a partnership, joint venture, or a fiduciary.

     SECTION 5.14. APPROVAL OF SERVICING AGREEMENT MODIFIES CONTRACTOR DUTIES. To the extent that a Servicing Agreement contains provisions that are inconsistent with requirements of this Agreement, or does not contain provisions that the Contractor would otherwise be required to include in the Servicing Agreement pursuant to this Agreement, neither the Contractor's failure to perform its obligations under this Agreement, the performance by the Contractor of its obligations under such Servicing Agreement, nor the failure to include such provisions in the Servicing Agreement, shall result in a breach of this Agreement by the Contractor if such Servicing Agreement is approved in writing by the Trust substantially in the form of Exhibit A hereto.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Servicing Contractor Agreement as of the date first written above.

                                  GMAC Commercial Holding Capital Corp., a
                                  Colorado corporation, as Contractor

                                  By
                                    --------------------------------------------
                                  Name
                                      ------------------------------------------
                                  Title
                                       -----------------------------------------

                                  GMAC Education Loan Funding Trust-I, a
                                  Delaware statutory trust

                                  By Wilmington Trust Company, not in its
                                     individual capacity, but solely as Delaware
                                     Trustee


                                  By
                                    --------------------------------------------
                                  Name
                                      ------------------------------------------
                                  Title
                                       -----------------------------------------

                                    EXHIBIT A

                 FORM OF CONSENT BY TRUST TO SERVICING AGREEMENT

     Pursuant to the term and provisions of the Servicing Contractor Agreement (the "Agreement") entered into and effective as of the 1st day of March 2003, by and between GMAC Commercial Holding Capital Corp., a Colorado corporation, as Servicing Contractor (in its capacity as such, the "Contractor"), and GMAC Education Loan Funding Trust-I, a Delaware statutory trust, as Owner of the Financed Student Loans (the "Trust"), the Contractor proposes to enter into a Servicing Agreement with ________________ to service certain Financed Student Loans, a copy of which is attached hereto (the "Servicing Agreement").

     By signing below, the Trust hereby accepts and acknowledges the Servicing Agreement in all respects and agrees that, to the extent that the Servicing Agreement contains provisions that are inconsistent with requirements of the Agreement, or does not contain provisions that the Contractor would otherwise be required to include in the Servicing Agreement pursuant to this Agreement, neither the Contractor's failure to perform its obligations under the Agreement, the performance by the Contractor of its obligations under the Servicing Agreement, nor the failure to include such provisions in the Servicing Agreement, shall result in a breach of the Agreement by the Contractor, and the Trust expressly waives any and all failures of the Contractor to perform its obligations under the Agreement to such extent.

     Capitalized terms which are not otherwise defined in this Consent shall have the meanings ascribed thereto in the Agreement.

                                   GMAC Education Loan Funding Trust-I,
                                   a Delaware statutory trust

                                      By: GMAC Commercial Holding Capital Corp.,
                                      as Administrator

                                   By
                                     ----------------------------------------
                                   Name
                                       --------------------------------------
                                   Title
                                        -------------------------------------

                                       A-1